EXHIBIT 10.21
FACTORING AGREEMENT

THIS FACTORING AGREEMENT (the "Agreement") is entered into as of __________________, 2002 between JOHN DEERE FINANCE S.A., a joint stock corporation with its principal office located at 5, rue Eugène Ruppert, BP 1685 in L-1016 Luxembourg ("Purchaser"), and John Deere Vertrieb, a branch of Deere & Company, located at John Deere Strasse 8, in D-76646 Bruchsal, Germany ("Seller").

RECITALS

A.		Seller is in the business of manufacturing and selling equipment to dealers and in the operation of this business is the owner of certain receivables;

B.		Seller expects, in continuing to conduct its business, to generate future receivables; and

C.		Seller has invited Purchaser to purchase the receivables and future receivables and Purchaser has agreed to purchase the receivables and future receivables under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.		FACTORING (PURCHASE OF PORTFOLIO; ASSUMPTION OF RESPONSIBILITIES BY THE PARTIES)

1.1	Factoring

	(A)	Purchased Assets. With effect from the end of each John Deere fiscal month and subject to all of the terms and conditions set forth herein, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and receive from Seller subject to the terms of this Agreement, all of Seller's right, title and interest in and to the following (collectively referred to as the "Purchased Assets"):

(i) each and all of Seller's outstanding dealer accounts receivable or notes receivable as of such date with a dealer or anyone else obligated to make payments with respect to such receivables including a guarantor thereof ( "Obligor"), in Seller's accounts as of the close of business on the last day of each John Deere fiscal month (the "Receivables"); however, Seller and Purchaser are entitled to exclude certain Receivables from the sale and purchase as provided for in the last paragraph of this Article 1.1.A.

(ii) all rights to any and all collateral which secures the dealers' or any other Obligor's obligations to Seller pertaining to such Receivables (the "Collateral");

(iii) all of the rights of Seller provided by any Receivable agreements (but only to the extent that the rights of Seller provided by any Receivable agreements relate to Receivables), meaning the promissory notes, credit agreements, guaranties, applications, security agreements and other agreements entered into by and between Seller and its dealers or other Obligors otherwise evidencing or governing the obligations of such dealers or other Obligors under the Seller's accounts;

	(iv)	all security agreements, financing statements or other instruments which relate to the Collateral.

Seller is entitled to exclude, at Seller's discretion, from the Receivables any accounts. Purchaser is entitled to reject any Receivable that could, in Purchaser's opinion, constitute a bad debt. Such exclusion of accounts or rejection of Receivables will only be valid if communicated to the other party latest on the Friday before the end of the John Deere fiscal month in which the sale and purchase of the account or Receivable would occur.

	(B)	Credit Risk and Loss. Upon the factoring, the risk of late payment and credit loss on the Receivables shall become Purchaser's. The factoring shall be non-recourse and the Purchaser shall not have the right to sue the Seller in respect of Receivables transferred to it other than in case of breach of this Agreement by the Seller or in case of fraud or manifest dishonesty of the Seller or its agents.

	(C)	Interest, Charges, Fees. The Purchaser is entitled to all rights to payment of interest, charges and fees on sold Receivables.

	(D)	Interest on Cash Balances Held by Seller. The Purchaser is entitled to interest on cash collected by the Seller, but not yet paid to the Purchaser. Such interest will be based on the Interest Cost, as defined below in Exhibit 1.2, applied to the daily average balance of cash collected by the Seller during the month.

	(E)	Transfer of Purchased Assets. The parties agree that the legal transfer of the Purchased Assets shall occur on the last day of the relevant John Deere fiscal month through mutually satisfactory accounting entries. On a periodic basis, the parties will deliver a schedule (the "Notification Schedule") which will summarize, in a form reasonably satisfactory to both Seller and Purchaser, the sales of Receivables which shall have occurred since the date of the last summary.

1.2	Purchase Price.

	(A)	Purchase Price Calculation.
The purchase price for the Purchased Assets will be the principal balance of the Receivables as of the close of business on the last business day of each John Deere fiscal month plus all accrued but unpaid interest, without premium or discount, less the Factoring Discount (being the service fee) as defined in Exhibit 1.2.

	(B)	Purchase Price Payment. Purchaser shall pay each purchase price or any other amounts payable under this Agreement in two installments. The first installment will be an estimated payment calculated not later than on the Wednesday before closing of the John Deere fiscal month and settled through the Deere foreign exchange netting process on the

Friday before the closing of the John Deere fiscal month. The second installment is the difference between the estimated payment and the actual purchase price and will be calculated on the Wednesday after the closing of the John Deere fiscal month and will be settled through the Deere foreign exchange netting process on the Friday before closing of the succeeding Deere fiscal month.

1.3	Assumption of Responsibilities by the Parties

	(A)	Assumption of Liabilities. Purchaser shall not assume any liability, commitment, or obligation of Seller, whether absolute or contingent, known or unknown, of any nature, kind or description whatsoever, arising from or related to the Purchased Assets, including, without limitation, liabilities arising under or related to any contract, agreement or course of dealing between Seller and its lessors, vendors, servicers, consultants, suppliers, brokers or any other party or parties.

	(B)	Charge Backs, Credit Balances. Any charge backs, presentments, credit balances or incorrectly posted transactions with respect to the Receivables will ultimately be borne by the Seller. The Purchaser will bear all expenses related to credit losses and conduct of litigation against dealers.

	(C)	Final Authority. Notwithstanding the provisions in Articles 1.3 (A) and (B), the Purchaser shall make all decisions relating to the accounts.

1.4	Post-Sales Adjustments. Following the end of each John Deere fiscal month, Seller shall, with Purchaser's cooperation and assistance, determine and credit or account to Purchaser for any items or transactions that affect any of the Receivables purchased in such month, but that were posted, un-posted or unaccounted for in such month, including without limitation, cash, letters in process relating to cash or other advances, access checks, payments in process, unidentified or unallocated items, or errors.

1.5	Credit Notes and Discounts.

	(A)	The Seller is irrevocably authorized to issue or grant in good faith to Obligors Credit Notes without limit in amount or time during the lifetime of the Agreement and after the termination date (except where termination results from the Seller's Insolvency).

	(B)	When sending each Notification Schedule to the Purchaser the Seller shall specify therein in reasonable detail (including where reasonably practicable each relevant purchased Receivable in respect of which there have been issued or granted) those Credit Notes issued or granted prior to the close of business on the last day of the John Deere fiscal month in question.

	(C)	The Seller shall pay to the Purchaser in cleared funds an amount equal to the Credit Notes so notified except to the extent that it is able to prove to the satisfaction of the Purchaser that the relevant Obligor is unlikely to apply any such Credit Note by way of set-off, credit or other deduction from any purchased Receivable (present or future). The Seller shall make such payment within five business days of sending to the Purchaser the relevant Notification Schedule.

	(D)	Where a Credit Note is issued or granted after the due date of a purchased Receivable, and where the Seller is due to make payment to the Purchaser in respect of that Credit

Note under Article 1.5 (C), then the Seller shall at the same time as it is due to make such payment pay to the Purchaser in the same manner an amount by way of factoring charge applicable to the relevant purchased Receivable and ending on the due date for payment in accordance with this Article 1.5 (D).

1.6	True Factoring. The parties intend the transactions described herein to be true factoring and an absolute and irrevocable transfer, sale and assignment of the Purchased Assets from Seller to Purchaser for all purposes. The factoring and the purchase of the Purchased Assets shall not be disclosed to the Obligors.

ARTICLE II. SELLER'S REPRESENTATIONS AND WARRANTIES; REMEDIES

2.1	Representations and Warranties. Seller hereby makes the following representations and warranties to Purchaser on each date on which Receivables are sold by Seller to Purchaser and with respect to the Receivables sold on each such date:

	(A)	Books and Records Complete. With respect to each Receivable: (i) the Seller's books and records are true and complete in all material respects, and (ii) all material information relating to the credit, charges, fees, payment history, customer inquiries, information about the dealers or other Obligors and regulatory correspondence which is known and available to Seller relating to such Receivables is contained in the books and records.

	(B)	Enforceability; Ownership. Each Receivable represents the legal, valid and binding obligation of the Obligors thereunder and is enforceable against such Obligors in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors' rights generally. Seller has full legal title to the Receivables and has not assigned any right, title or interest in such Receivables to any other Person.

	(C)	Set-off; Defenses. No Account nor such Receivable is the subject of pending or, to the knowledge of Seller, threatened litigation. Seller has administered all accounts in all material respects in accordance with all requirements of applicable law and Seller's Policies and Procedures.

	(D)	Lien. No Receivable is subject to any lien, interest or right of any person other than Seller, or at the date of the sale and purchase of the relevant Receivable, to any bankruptcy or imminent proceeding, or altered or reduced payment program or imminent alteration or reduction thereof.

	(E)	Ordinary course of Business. Seller has generated and will generate each Receivable in the ordinary course of its business pursuant to and substantially in accordance with Seller's Policies and Procedures as of the date hereof, or as changed in consultation with the Purchaser.

	(F)	Servicing of Receivables. All payments or monies received by Seller or its affiliates or third party contractors with respect to the payment of any Receivable have been properly applied. Each Account has been maintained and serviced by Seller in accordance with Seller's Policies and Procedures as well as all requirements of applicable law.

2.2	Remedies for Breach of Representations and Warranties. All representations and warranties shall survive for three years from the date of sale and purchase of each individual Receivable. Seller shall, in accordance with all applicable laws, indemnify and hold Purchaser, its employees, directors and agents harmless from adverse consequences arising out of any material breach of any representations or warranties of Seller contained herein or Seller's intentional or gross negligent misconduct relating to the performance of Seller's obligations hereunder. Seller's total obligations pursuant to Article III of this Agreement shall, however not exceed the aggregate purchase price for the Receivables.

ARTICLE III. GENERAL PROVISIONS

3.1	Severability. If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect such invalidity shall not affect the validity of any other term or condition hereof. If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to a minimum extent so as to be enforceable under then applicable law. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

3.2	Entire Agreement; Amendments. This Agreement and its exhibits and the agreements it incorporates by reference constitute the entire agreement of the parties with regard to the specific subject matter hereof and supersede all prior written and/or oral understandings between the parties. This Agreement may not be amended except pursuant to a writing signed by both parties.

3.3	No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement shall be construed to grant to any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

3.4	Applicable Law; Place of Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of Germany. Any dispute which cannot be resolved amicably between the parties with regard to the interpretation, meaning, effect or application of this Agreement shall be submitted to the competent court in Mannheim, Germany.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Factoring Agreement as of the day and year first above written.

JOHN DEERE FINANCE S.A.	JOHN DEERE VETRIEB
By:	By:
Name: Stephen Pullin Title: Director	Name: Markwart von Pentz Title: General Manager
By:	By:
Name: Thomas Annis Title: General Manager	Name: Nils Jäger Title: Manager, Finance and Accounting

EXHIBIT 1.2	Purchase Price Calculation -Factoring Discount

This Exhibit 1.2 describes the formulae for calculating the Factoring Discount on the sale and purchase of trade receivables by Seller to Purchaser.

(i) On initial purchase
The Factoring Discount for the initial purchase will reflect the Credit Risk composed by both the Average Annual Loss and the Average Annual Costs of Late Payment experienced by the Seller during a period of 10 years prior to the date of sale. It covers the credit risk for the period between inception and purchase of the portfolio, assuming that the payment term of the population of purchased receivables has elapsed by 50%, on average.

The factor will be calculated as follows:

D=rcr*portfolio

with:
r cr = (avg.loss + avg.late) * 100 avg.receiv * turns * 2	+ 2s

(ii) On each subsequent month end

The monthly Factoring Discount for subsequent months will be calculated taking into account the Cost of Equity, the Cost of Debt Funding, Administrative Costs, Service Costs and Credit Risk.

D = d * (avg. portfolio month - past.due)

with:

d year = r debt + r equity + r ad min + r serv + r cr ;		d day =	d year

365

r debt = debt *i avg		r equity = equity * roe

r ad min =	exp ad min * 100	r cr = avg.loss + 2s + avg.late

avg.portfolio year

r serv =	exp serv * 100

avg.portfolio year

Definitions:

Term	Description	Dimension
debt	Average Indebtedness: Debt funding at arm's length level as a percentage of total amount of debts of total assets.	%
equity	Average Equity: Equity funding at arm's length level as a percentage of total average equity to total assets.	%
avg.late	Average costs of late payment: Average costs of funding of overdue receivables.	%
avg.loss	Average loss: Average loss as a percentage of total average outstanding receivables experienced during a period of rolling 10 years; weighted by seniority	%
avg.portfolio	Average Portfolio: Average daily balances of portfolio reduced by any cash received during a given fiscal month or fiscal year.	currency
Avg.receiv	Average Receivables: Average amount of receivables outstanding experienced during a period of 10 years,; weighted by seniority.	currency
D	Factoring Discount: Amount of money accounted to the Purchase Price of purchased Receivables	Currency
dYear	Annual Discount Rate	%
dday	Daily Discount Rate: Based on 365 days per year	%
expadmin	Annual Administrative Expenses: Budgeted expenses to run Purchaser's business except for administering and collecting portfolio.	currency
expserv	Annual Servicing Expenses: Budgeted expenses for administering and collecting portfolio.
Iavg	Monthly Average Interest Rate: to be determined monthly based on debt funding mix	%
past.due	Past Due Receivables: Receivables will be considered past due if and to the extent they are not paid at the first day of the second fiscal month after due date	currency
portfolio	Portfolio: Amount of Receivables on Purchaser's balance sheet	currency
radmin	Administrative Cost: Rate of annual Administrative Expenses as a percentage of annual Average Portfolio	%
rcr	Credit Risk: Rate of credit losses experienced adjusted by two Standard Deviations, and cost of late payment.	%
rdebt	Cost of Debt Funding: Effective cost of debt funding for an arm's length funding mix; rdebt will be based on documentation of actual trades or bank quotes, as the case may be, maintained by Treasury and will be calculated monthly.	%
requity	Cost of Equity: ROE weighted by the avg. equity ratio. The appropriate leverage to apply to the portfolio will be determined dependent on level of credit risk Purchaser is exposed to.	%
rserv	Service Cost: Rate of costs to administrate and collect the portfolio as determined by Purchaser based on budgeted expenses	%
roe	Return on Equity: Arm's length cost of equity as usually required by factoring companies.	%
s	Standard Deviation: Weighted standard deviations	%
turns	Turnover: Average annual turnover of the Portfolio calculated by dividing the sum of annual purchases of receivables by the annual Average Portfolio	number